Exhibit 99.1
NYSE: NEM, ASX: NEM, PNGX: NEM
Newmont Reports Robust Second Quarter 2026 Results; Remains on Track to Achieve Full Year Guidance
DENVER, July 23, 2026 – Newmont Corporation (NYSE: NEM, ASX: NEM, PNGX: NEM) (Newmont or the Company) today announced second quarter 2026 results and declared a dividend of $0.261 per share.
"Newmont delivered another quarter of strong operational and financial performance, producing approximately 1.3 million attributable gold ounces and generating record second quarter free cash flow of $2.2 billion, while remaining on track to achieve our full-year 2026 guidance,” said Natascha Viljoen, Newmont’s President and Chief Executive Officer. “Supported by our strong balance sheet and consistent capital allocation framework, we returned $1.9 billion to shareholders through quarterly dividends and ongoing share repurchases executed since our last earnings call, while continuing to invest in the long-term strength of our business.”
Q2 2026 Results
▪On track to meet Newmont's full year 2026 production guidance2 of 5.3 million attributable gold ounces; produced 1.3 million attributable gold ounces, as well as 7 million ounces of silver and 17 thousand tonnes of copper, primarily from Newmont's managed operations
▪Gold by-product Costs Applicable to Sales (CAS) was $1,043 per ounce and All-In Sustaining Costs (AISC) was $1,621 per ounce3, with year-to-date costs tracking well below Newmont's full year cost guidance2
▪Reported Net Income of $2.2 billion, Adjusted Net Income (ANI)3 of $2.2 billion or $2.10 per diluted share, and Adjusted EBITDA3 of $3.8 billion
▪Generated $2.9 billion of cash from operating activities, net of working capital impacts of $90 million; reported record second quarter Free Cash Flow3 of $2.2 billion
▪Delivered $1.9 billion of shareholder returns through share repurchases and dividend payments since the last earnings call4; declared a dividend of $0.26 per share of common stock for the second quarter of 2026
▪Through the date of filing, Newmont has repurchased $1.7 billion of common stock since the last earnings call4; $4.3 billion remains under the current authorized program of $6 billion5
▪Since February 2024, Newmont has reduced its share count by more than 100 million shares, or approximately 9 percent of shares outstanding, increasing shareholders' exposure to the free cash flow generated by its portfolio and creating a pathway for per-share dividend growth over time
▪Ended the quarter with $9.0 billion of cash and $13.0 billion in total liquidity6, with a net cash position of $3.4 billion3
▪Announced key executive appointments from Newmont's internal talent pipeline, positioning for the next phase of delivery and creation of long-term shareholder value
▪Received key regulatory approvals from the Province of British Columbia for the Red Chris Block Cave project, including an amended Environmental Assessment Certificate achieved through a consent-based process with the Tahltan Nation, as well as an amended Mines Act permit, marking a significant milestone in stage-gating as the project advances toward a final investment decision
▪Published 22nd Annual Sustainability Report and 5th Annual Taxes & Royalties Contribution Report, outlining Newmont's sustainability performance and socio-economic contributions in 2025

1 Newmont's Board of Directors declared a dividend of $0.26 per share of common stock for the second quarter of 2026, payable on September 28, 2026 to holders of record at the close of business on September 3, 2026.
2 See discussion of guidance and cautionary statement at the end of this release regarding forward-looking statements.
3 Non-GAAP metrics; see reconciliations at the end of this release.
4 Includes $1.7 billion of share repurchases since April 23, 2026, including over $600 million of share repurchases in July 2026.
5 The share repurchase program will be executed at the Company's discretion. The share repurchase program permits shares to be repurchased in a variety of methods, has no time limit and may be suspended or discontinued at any time. See cautionary statement regarding forward-looking statements at end of this release.
6 Total liquidity as of June 30, 2026 includes $4.0 billion available on a revolving credit facility.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         1

Delivering on Newmont's Consistent Capital Allocation Framework
Newmont's consistent capital allocation framework is designed to be sustainable through the commodity and investment cycles while maximizing total return of capital to shareholders, maintaining a flexible and resilient balance sheet, and focusing on high-return capital investments for long-term value creation. The capital allocation uses below are presented in order of priority.1 Newmont is consistently delivering on these priorities, supported by the robust free cash flow generated to date in 2026.
Ongoing Sustaining Capital Investment in World-Class Portfolio
Newmont expects to spend $1.95 billion in 2026 in sustaining capital through targeted investments in critical infrastructure, including tailings solutions, as detailed in the '2026 Guidance Expectations' section below. In the first half of 2026, Newmont has invested $819 million of sustaining capital, with full-year 2026 guidance remaining unchanged.2
Sustainable Through the Cycle Cash Dividend
Newmont is committed to returning capital to shareholders through a sustainable cash dividend of $1.1 billion per year. Central to this framework is a dividend structured to grow on a per share basis without increasing Newmont's financial commitment, as share repurchases executed through the cycle permanently lower the outstanding share count. The annual total per share dividend target will be calculated annually in February based on the current number of shares issued and outstanding. The dividend payment will be divided into four equal payments rounded up to the nearest $0.01, to be paid out on a quarterly basis, subject to quarterly approval by Newmont's Board of Directors1. In line with this commitment, a dividend of $0.26 per share for the second quarter of 2026 has been declared payable on September 28, 2026, to holders of record of such common stock at the close of business on September 3, 2026. This equates to an indicated total annualized dividend of $1.04 per share, with continued per share dividend increases expected as share repurchases continue.
Disciplined Approach to Development Capital Reinvestment
Newmont expects to invest $1.4 billion of development capital in 2026 as it advances the highest-return free cash flow generative projects, while continuing to study, evaluate and define the future growth profile of its portfolio. In the first half of 2026, Newmont invested $524 million in its current development projects, with full-year 2026 guidance remaining unchanged.2
Maintaining an Optimized Capital Structure Through the Cycle
Newmont is focused on maintaining a resilient balance sheet, anchored by a $1 billion net cash target3, with flexibility of plus or minus $2 billion depending on market conditions. During strong commodity price environments, Newmont intends to further optimize its balance sheet by actively managing gross debt, while maintaining a minimum cash balance of $5 billion through the cycle. Newmont ended the second quarter of 2026 with a cash balance of $9 billion and a net cash balance of $3.4 billion3.
Ratable Share Repurchase Program
Since the last earnings call, Newmont executed $1.7 billion of share repurchases under the current repurchase authorization of $6.0 billion. Newmont intends to request additional approval from its Board of Directors as the current authorization approaches completion, consistent with the Company's disciplined and repeatable approach to returning excess cash to shareholders.
1 See cautionary statement at the end of this release. The Capital Allocation Framework is provided for illustrative purposes and remains non-binding. Guidance expectations, including capital allocation uses, future dividends, debt management and share repurchases, are forward-looking statements. An annualized dividend has not been declared by the Board of Directors.
2 Sustaining and development capital guidance and spend to date excludes capitalized interest.
3 Net cash balance is Cash and cash equivalents less Debt and Lease and other financing obligations as presented on the Consolidated Balance Sheets. Net cash balance will change based on Net cash provided by operating activities, Additions to property, plant and mine development, dividends paid to common shareholders, repayment of debt principal, and other investing and financing activities. Refer to the Net Debt reconciliation below in the Non-GAAP Financial Measures schedules in this release.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         2

Summary of Results

	2025					2026
	Q1	Q2	Q3	Q4	FY	Q1	Q2	YTD
Average realized gold price ($/oz)	$2,944	$3,320	$3,539	$4,216	$3,498	$4,900	$4,414	$4,661
Attributable gold production (Moz) (1)	1.54	1.48	1.42	1.45	5.89	1.30	1.29	2.59
Total CAS ($M) (2)	$2,106	$2,001	$1,951	$2,027	$8,085	$1,937	$2,088	$4,025
Gold By-Product CAS ($/oz) (2)(3)	$930	$917	$831	$738	$855	$541	$1,043	$788
Gold Co-Product CAS ($/oz) (2)(3)	$1,227	$1,215	$1,185	$1,166	$1,199	$1,307	$1,463	$1,384
Gold By-Product AISC ($/oz) (3)	$1,447	$1,375	$1,303	$1,302	$1,358	$1,029	$1,621	$1,321
Gold Co-Product AISC ($/oz) (3)	$1,651	$1,593	$1,566	$1,620	$1,609	$1,709	$1,938	$1,822
Net income (loss) attributable to Newmont stockholders ($M)	$1,891	$2,061	$1,832	$1,301	$7,085	$3,262	$2,202	$5,464
Net income (loss) attributable to Newmont stockholders per share ($/diluted share)	$1.68	$1.85	$1.67	$1.19	$6.39	$3.00	$2.06	$5.07
Adjusted net income ($M) (4)	$1,404	$1,594	$1,883	$2,753	$7,634	$3,156	$2,246	$5,402
Adjusted net income per share ($/diluted share) (4)	$1.25	$1.43	$1.71	$2.52	$6.89	$2.90	$2.10	$5.01
Adjusted EBITDA ($M) (4)	$2,629	$2,997	$3,309	$4,545	$13,480	$5,154	$3,757	$8,911
Cash from operations before working capital ($M) (5)	$2,172	$2,228	$2,584	$3,560	$10,544	$3,987	$3,014	$7,001
Net cash from operating activities ($M)	$2,031	$2,384	$2,298	$3,621	$10,334	$3,785	$2,924	$6,709
Capital expenditures ($M) (6)	$826	$674	$727	$808	$3,035	$641	$719	$1,360
Free cash flow ($M) (7)	$1,205	$1,710	$1,571	$2,813	$7,299	$3,144	$2,205	$5,349
Second Quarter 2026 Production and Financial Summary
Attributable gold production1 decreased 1 percent to 1,293 thousand ounces from the prior quarter, driven by lower production at Cadia as a result of the impact of the seismic events during the quarter and lower production at Ahafo South, Peñasquito and Yanacocha as a result of lower grade from planned mine sequencing. These decreases were partially offset by increased production at Lihir and Boddington, as well as ounces delivered from the Pueblo Viejo joint venture. Operations at Cadia returned to normal levels as of mid-June after recovery from the seismic events. Consolidated gold sales were 1,195 thousand ounces for the quarter.
Copper production decreased 43 percent to 17 thousand tonnes compared to the prior quarter, driven by the impact of the seismic events at Cadia. Silver production decreased 22 percent to 7 million ounces, lead production decreased 33 percent to 18 thousand tonnes and zinc production decreased 35 percent to 40 thousand tonnes compared to the prior quarter, driven by lower co-product grade at Peñasquito.
Average realized gold price was $4,414 per ounce, a decrease of $486 per ounce from the prior quarter. Average realized gold price includes $4,468 per ounce of gross price received, an unfavorable impact of $51 per ounce of mark-to-market on provisionally-priced sales and reductions of $3 per ounce for treatment and refining charges.
Costs Applicable to Sales (CAS)2 allocated to gold totaled $1.7 billion for the quarter, with an additional $339 million allocated to co-product metals. Gold by-product CAS per ounce3 increased 93 percent to $1,043 for the quarter primarily driven by lower gold and co-product volumes, as well as lower silver pricing. CAS was also impacted by a full quarter of the increased royalties in Ghana and higher diesel prices. These increases were partially offset by higher copper pricing. Gold co-product CAS per ounce3 was $1,463.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         3

Gold by-product AISC per ounce3 increased 58 percent to $1,621 for the quarter. Building from CAS per ounce, the increase was primarily due to higher sustaining capital and other expense, primarily related to incremental costs incurred at Cadia during the downtime after the seismic event in April. Gold co-product AISC per ounce3 was $1,938.
Net income attributable to Newmont stockholders was $2.2 billion or $2.06 per diluted share, a decrease of $1.1 billion from the prior quarter. This decrease was primarily driven by lower revenue due to lower realized gold and silver prices, partially offset by a decrease of $452 million in income and mining tax expense.
Adjusted net income4 for the quarter was $2.2 billion or $2.10 per diluted share, compared to $3.2 billion or $2.90 per diluted share in the prior quarter. Primary adjustments to second quarter net income include a net loss on the fair value of investments and options of $111 million and restructuring and severance charges of $12 million.
Consolidated cash from operations before working capital5 decreased 24 percent from the prior quarter to $3.0 billion primarily due to lower revenue from lower realized gold and silver prices and slightly higher CAS.
Consolidated net cash from operating activities decreased 23 percent from the prior quarter to $2.9 billion primarily due to lower consolidated cash from operations before working capital. Working capital was a net use of cash of $90 million in the second quarter, reflecting continued cash spend for previously accrued reclamation activities of $249 million, normal course inventory and stockpile builds of $131 million, and a change in accrued tax liabilities of $116 million. These impacts were partially offset by favorable accounts receivable movements of $461 million, primarily at Peñasquito and Cadia, and an $84 million beneficial change to accounts payable.
Income and mining cash tax paid decreased 15 percent from the prior quarter to $1.1 billion due to lower net income attributable to Newmont shareholders and the timing of annual tax payments accrued in 2025.
Free cash flow7 decreased 30 percent from the prior quarter to $2.2 billion primarily due to a decrease in net cash provided by operating activities and higher capital investment, partially offset by a lower net unfavorable working capital impact in the current quarter.
Balance sheet and liquidity remained strong in the second quarter, ending with $9.0 billion of cash and cash equivalents, with $13.0 billion of total liquidity; ended the quarter in a net cash position of $3.4 billion.8
Non-Managed Joint Venture and Equity Method Investments9
Nevada Gold Mines (NGM) attributable gold production increased 2 percent to 240 thousand ounces, with a 15 percent increase in CAS per ounce to $1,473 per ounce.3 AISC per ounce increased 13 percent from the prior quarter to $1,805 per ounce.3
Pueblo Viejo attributable gold production increased 37 percent to 74 thousand ounces compared to the prior quarter. Cash distributions received for the Company's equity method investment in Pueblo Viejo totaled $100 million in the second quarter. Capital contributions of $32 million were made during the quarter related to the expansion project at Pueblo Viejo.
Fruta del Norte attributable gold production is reported on a quarter lag. Production reported in the second quarter of 2026 of 38 thousand ounces was consistent with the prior quarter. Cash distributions received from the Company's equity method investment in Fruta del Norte were $93 million for the second quarter.

1 Attributable gold production includes ounces from the Company's equity method investment in Pueblo Viejo (40%) and in Lundin Gold (32%).
2 Consolidated Costs applicable to sales (CAS) excludes Depreciation and amortization and Reclamation and remediation.
3 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
4 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
5 Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled in the Condensed Consolidated Statements of Cash Flows.
6 Capital expenditures refers to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows, inclusive of capitalized interest.
7 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
8 Non-GAAP measure. See end of this release for reconciliation.
9 Newmont has a 38.5% interest in Nevada Gold Mines, which is accounted for using the proportionate consolidation method. In addition, Newmont has a 40% interest in Pueblo Viejo, which is accounted for as an equity method investment, as well as a 32% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarter lag.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         4

2026 Guidance Expectations (+/-5%)
Newmont remains on track to meet its previously published 2026 guidance. For more details, refer to the Company’s Fourth Quarter 2025 Earnings and 2026 Guidance press release, issued on February 19, 2026, and available on Newmont.com. Please see the cautionary statement and footnotes for additional information.

Guidance Metric (+/-5%) (1)	2026E
Attributable Gold Production (koz)
Total Newmont Attributable Gold Production	5,260
Gold By-Product CAS ($/oz) (2)
Total Newmont Gold By-Product CAS ($/oz) (2)	$1,055
Gold By-Product AISC ($/oz) (2)
Total Newmont Gold By-Product AISC ($/oz) (2)	$1,680
Sustaining Capital ($M)
Total Newmont Sustaining Capital (3)	$1,950
Development Capital ($M)
Total Newmont Development Capital (3)	$1,400
Co-Product Production
Copper Production (ktonne)	102
Silver Production (Moz)	32
Lead Production (ktonne)	90
Zinc Production (ktonne)	220
Consolidated Expenses
Exploration & Advanced Projects ($M)	$525
General & Administrative ($M)	$375
Interest Expense ($M) (4)	$175
Depreciation & Amortization ($M)	$2,815
Reclamation and Remediation Accretion ($M)	$385
Adjusted Tax Rate (5)	33%
Capitalized Interest ($M)	$175
1 2026 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 19, 2026. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Guidance. Assumptions used for purposes of Guidance may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. See cautionary statement at the end of this release.
2 Presented on a consolidated basis and reflects an assumed metal price of Gold ($4,500/oz.), Copper ($5.00/lb.), Silver ($60.00/oz), Lead ($0.90/lb.) and Zinc ($1.30/lb.) and foreign exchange rates of AUD:USD ($0.70), CAD:USD ($0.75), and USD:MXN ($17.00).
3 Capital guidance is presented on an attributable basis and excludes non-cash capitalized interest.
4 Interest expense guidance is net of capitalized interest.
5 The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         5

2026 SEASONALITY GUIDANCE1 AND THIRD QUARTER COMMENTARY

Total Portfolio	H1 2026E	H2 2026E
Attributable Production	49%	51%
Sustaining Capital	42%	58%
Development Capital	37%	63%
1 2026 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of July 23, 2026. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. See cautionary statement at the end of this release.

H1/H2 Commentary: Attributable gold production in 2026 is expected to be approximately 51 percent weighted to the second half of the year, as production in the first half of the year was slightly above expectations. Yanacocha and Lihir realized ounces earlier than planned in the second quarter, in addition to consistent performance from the Nevada Gold Mines joint venture. The increase in production in the second half of the year is expected to be driven primarily by Boddington, Tanami, Lihir, Cerro Negro, and Brucejack, partially offset by lower expected ounces from Yanacocha, Ahafo South, and Merian. Ahafo North production is expected to increase sequentially throughout 2026. Overall, the change in seasonality weighting reflects timing within the year, as Newmont remains on track to achieve its full year production guidance.

Sustaining capital spend in 2026 is expected to be approximately 58 percent weighted to the second half of the year. Spend in the second half is expected to be higher due to higher tailings spend at Cadia, Boddington, and Tanami as well as warmer weather surface work at Red Chris and Brucejack. Development capital spend is expected to be weighted 63 percent to the second half of 2026 primarily due to the timing of PC1-2 spend at Cadia deferred from H1 due to the seismic events, significant work at the Lihir Nearshore Barrier starting in the second half of 2026, and an increase in spend on Cerro Negro Expansion 1.

Third Quarter Commentary: Newmont expects total attributable gold production in the third quarter of 2026 to be broadly in line with second quarter production. Production remains weighted toward the fourth quarter across several managed operations. Unit costs are expected to increase in the third quarter primarily due to higher sustaining capital spend, which should be partially offset by higher co-product volumes, notably silver at Peñasquito. Unit costs may also be impacted by higher oil prices and will continue to be sensitive to royalties driven by the gold price. Development capital spend is also expected to increase meaningfully in the third quarter due to the planned timing of investment. Working capital is expected to remain variable through the remainder of the year. The favorable account receivable and payable movements realized in the second quarter may partially reverse in future periods as production, shipment and collection patterns normalize.

ASSUMPTIONS AND SENSITIVITIES1

	Assumption	Change (+/-)	Revenue and Cost Impact ($M) (2)
Gold ($/oz)	$4,500	$100	$505
Australian Dollar	$0.70	$0.05	$100
Canadian Dollar	$0.75	$0.05	$30
Mexican Peso	$17.00	$1.00	$25
Oil ($/bbl Brent)	$70.00	$10.00	$60
Copper ($/tonne) (3)	$11,023	$550	$60
Silver ($/oz) (4)	$60.00	$1.00	$25
Lead ($/tonne) (3)	$1,894	$220	$20
Zinc ($/tonne) (3)	$2,866	$220	$50
1 2026 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 19, 2026. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. Assumptions used for purposes of Guidance may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. See cautionary statement at the end of this release.
2 Impacts are presented on a pretax basis.
3 Co-product metal pricing assumptions in imperial units equate to Copper ($5.00/lb.), Lead ($0.90/lb.) and Zinc ($1.30/lb.).
4 Silver revenue impact relates only to co-product silver revenue from Peñasquito, including the impact of the silver stream agreement.

Excluded from the sensitivity above is a royalty, production tax, and workers participation impact of approximately $6 per ounce for every $100 per ounce change in gold price.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         6

Committed to Concurrent Reclamation
As mines operate for a finite period, careful closure planning is crucial to address the diverse social, economic, environmental and regulatory impacts associated with the end of mining operations. Newmont’s global Closure Strategy integrates closure planning throughout each operation’s lifespan, aiming to create enduring positive and sustainable legacies that last long after mining ceases. Newmont continues to recognize reclamation and remediation expense throughout the year. In the six months ended June 30, 2026, Newmont spent $458 million on reclamation activities, including $351 million on the construction of water treatment plants at Yanacocha. Newmont anticipates 2026 spending of approximately $850 million for the total portfolio and approximately $550 million on the Yanacocha water treatment plants. Total estimated spend on the Yanacocha water treatment plants is approximately $1.8 billion, with $1.1 billion spent to date. Once complete, total reclamation spend is expected to return to more normal levels of $300 to $400 million in 2028.

Projects Update
For details on Newmont’s key projects currently in execution, refer to the Company’s Fourth Quarter 2025 Earnings and 2026 Guidance press release, issued on February 19, 2026, and available on Newmont.com. Additional project updates will be provided as they become available. Please refer to the cautionary statement and footnotes for further information.

NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         7

	2025					2026
Operating Results	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Sales Volumes (koz)
Consolidated gold ounces sold	1,442	1,380	1,319	1,378	5,519	1,232	1,195			2,427
Attributable gold ounces sold (1)	1,430	1,363	1,308	1,358	5,459	1,211	1,177			2,388
Consolidated copper tonnes sold (thousands)	35	37	31	31	134	30	22			52
Consolidated silver ounces sold (millions)	6	7	8	7	28	10	6			16
Consolidated lead tonnes sold (thousands)	21	23	27	24	95	28	17			45
Consolidated zinc tonnes sold (thousands)	73	56	68	49	246	58	40			98

Average Realized Price ($/oz, $/lb)
Average realized gold price	$2,944	$3,320	$3,539	$4,216	$3,498	$4,900	$4,414			$4,661
Average realized copper price	$4.65	$4.37	$4.67	$6.04	$4.89	$5.68	$6.82			$6.15
Average realized silver price	$30.12	$29.50	$37.02	$57.29	$38.92	$66.78	$53.49			$61.51
Average realized lead price	$0.89	$0.88	$0.86	$0.88	$0.87	$0.84	$0.88			$0.85
Average realized zinc price	$1.13	$1.13	$1.29	$1.41	$1.23	$1.44	$1.64			$1.52

Attributable Gold Production (koz)
Lihir	164	160	129	132	585	113	157			270
Cadia	103	104	97	81	385	94	34			128
Tanami	78	90	100	123	391	82	90			172
Boddington	126	147	146	146	565	111	160			271
Ahafo South (2)	205	197	145	119	664	128	100			228
Ahafo North (2)	—	—	—	68	70	62	68			130
Merian (75%)	47	40	35	56	178	66	56			122
Cerro Negro	28	42	68	64	202	46	49			95
Yanacocha	105	131	152	127	515	144	128			272
Peñasquito	123	148	88	56	415	54	37			91
Red Chris (70%)	14	15	15	18	62	14	9			23
Brucejack	41	50	79	61	231	59	53			112
Managed Core Portfolio	1,034	1,124	1,054	1,051	4,263	973	941			1,914
Nevada Gold Mines (38.5%)	216	239	251	293	999	236	240			476
Pueblo Viejo (40%) (3)	49	63	72	69	253	54	74			128
Fruta Del Norte (32%) (4)	43	38	44	40	165	38	38			76
Non-Managed Core Portfolio	308	340	367	402	1,417	328	352			680
Total Core Portfolio	1,342	1,464	1,421	1,453	5,680	1,301	1,293			2,594
Non-Core Assets (5)	195	14	—	—	209	—	—			—
Total Attributable Gold Production	1,537	1,478	1,421	1,453	5,889	1,301	1,293			2,594

Co-Product Production
Cadia copper tonnes (thousands)	21	22	22	17	82	21	7			28
Boddington copper tonnes (thousands)	7	7	6	4	24	3	5			8
Red Chris copper tonnes (thousands)	7	7	7	8	29	6	5			11
Total copper tonnes (thousands)	35	36	35	29	135	30	17			47
Peñasquito silver ounces (millions)	6	8	7	7	28	9	7			16
Peñasquito lead tonnes (thousands)	22	27	26	23	98	27	18			45
Peñasquito zinc tonnes (thousands)	59	67	59	46	231	62	40			102

Total CAS ($M)
Total CAS	$2,106	$2,001	$1,951	$2,027	$8,085	$1,937	$2,088			$4,025

Gold By-Product CAS Consolidated ($/oz)
Lihir	$1,009	$1,287	$1,468	$1,484	$1,297	$1,503	$1,470			$1,485
Cadia	$(643)	$(514)	$(593)	$(1,007)	$(676)	$(1,062)	$(945)			$(1,024)
Tanami	$1,087	$1,278	$1,158	$963	$1,114	$1,099	$1,335			$1,217
Boddington	$970	$1,000	$1,054	$1,002	$1,005	$1,158	$964			$1,039
Ahafo South	$1,238	$1,010	$1,309	$1,458	$1,227	$1,696	$2,164			$1,895
Ahafo North	$—	$—	$—	$532	$532	$1,190	$1,270			$1,231
Merian	$1,497	$1,808	$1,722	$1,297	$1,562	$1,320	$1,413			$1,363
Cerro Negro	$2,063	$2,118	$1,375	$1,240	$1,594	$1,181	$1,564			$1,365
Yanacocha	$961	$882	$769	$618	$795	$1,005	$1,021			$1,013
Peñasquito	$(949)	$(880)	$(1,882)	$(3,587)	$(1,578)	$(10,482)	$(6,201)			$(8,896)
Red Chris	$(1,200)	$71	$125	$(1,789)	$(723)	$(2,094)	$(3,096)			$(2,565)
Brucejack	$1,800	$1,861	$1,184	$1,257	$1,465	$1,736	$1,661			$1,698
Managed Core Portfolio	$733	$789	$732	$594	$713	$363	$933			$642
Nevada Gold Mines (38.5%)	$1,426	$1,448	$1,241	$1,258	$1,334	$1,281	$1,473			$1,377
Non-Managed Core Portfolio	$1,426	$1,448	$1,241	$1,258	$1,334	$1,281	$1,473			$1,377
Total Core Portfolio	$854	$903	$831	$738	$830	$541	$1,043			$788
Non-Core Assets (5)	$1,410	$2,032	$—	$—	$1,456	$—	$—			$—
Total Gold By-Product CAS/oz (6)	$930	$917	$831	$738	$855	$541	$1,043			$788
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         8

	2025					2026
Operating Results (continued)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Gold Co-Product CAS ($/oz)
Cadia	$794	$805	$820	$981	$845	$1,050	$1,555			$1,216
Boddington	$1,239	$1,207	$1,268	$1,262	$1,244	$1,421	$1,283			$1,336
Peñasquito	$898	$756	$956	$1,235	$922	$1,188	$2,126			$1,536
Red Chris (70%)	$1,106	$1,475	$1,492	$1,352	$1,358	$1,658	$1,600			$1,630
Managed Core Portfolio	$1,150	$1,154	$1,172	$1,140	$1,154	$1,314	$1,461			$1,386
Total Core Portfolio	$1,198	$1,204	$1,185	$1,166	$1,188	$1,307	$1,463			$1,384
Total Gold Co-Product CAS/oz (6)	$1,227	$1,215	$1,185	$1,166	$1,199	$1,307	$1,463			$1,384

Co-Product CAS ($/unit)
Cadia - copper ($/tonne)	$3,468	$3,517	$3,534	$4,289	$3,688	$2,858	$4,523			$3,410
Boddington - copper ($/tonne)	$5,423	$5,163	$5,048	$5,548	$5,287	$3,912	$3,778			$3,828
Red Chris - copper ($/tonne)	$4,991	$6,738	$6,870	$5,783	$6,087	$4,474	$5,060			$4,764
Total - copper ($/tonne)	$4,182	$4,422	$4,531	$4,821	$4,476	$3,273	$4,503			$3,780
Peñasquito- silver ($/ounce)	$10	$9	$12	$16	$12	$15	$25			$19
Peñasquito - lead ($/tonne)	$997	$933	$1,212	$1,728	$1,226	$590	$1,022			$749
Peñasquito - zinc ($/tonne)	$1,499	$1,376	$1,743	$2,433	$1,723	$1,156	$1,603			$1,341

Gold By-Product AISC Consolidated ($/oz)
Lihir	$1,339	$1,563	$1,810	$1,775	$1,607	$1,771	$1,707			$1,735
Cadia	$133	$92	$99	$213	$135	$(139)	$1,728			$475
Tanami	$1,659	$1,698	$1,748	$1,738	$1,716	$1,791	$2,033			$1,912
Boddington	$1,348	$1,250	$1,346	$1,343	$1,321	$1,587	$1,326			$1,426
Ahafo South	$1,462	$1,220	$1,541	$1,932	$1,494	$1,964	$2,604			$2,236
Ahafo North	$—	$—	$—	$691	$696	$1,408	$1,485			$1,448
Merian	$1,864	$2,074	$2,255	$1,628	$1,921	$1,532	$1,780			$1,648
Cerro Negro	$2,857	$3,023	$1,776	$1,831	$2,220	$1,567	$2,338			$1,937
Yanacocha	$1,170	$1,144	$868	$740	$964	$1,072	$1,128			$1,099
Peñasquito	$(254)	$(406)	$(1,216)	$(2,440)	$(889)	$(9,318)	$(4,352)			$(7,478)
Red Chris	$(467)	$1,357	$1,625	$(847)	$398	$(1,117)	$(1,770)			$(1,424)
Brucejack	$2,230	$2,490	$1,763	$1,815	$2,020	$2,105	$2,156			$2,131
Managed Core Portfolio	$1,309	$1,276	$1,255	$1,245	$1,271	$893	$1,574			$1,227
Nevada Gold Mines (38.5%)	$1,789	$1,771	$1,502	$1,508	$1,629	$1,595	$1,805			$1,701
Non-Managed Core Portfolio	$1,789	$1,771	$1,502	$1,508	$1,629	$1,595	$1,805			$1,701
Total Core Portfolio	$1,394	$1,360	$1,303	$1,302	$1,339	$1,029	$1,621			$1,321
Non-Core Assets (5)	$1,787	$2,550	$—	$—	$1,845	$—	$—			$—
Total Gold By-product AISC (6)	$1,447	$1,375	$1,303	$1,302	$1,358	$1,029	$1,621			$1,321

Gold Co-Product AISC ($/oz)
Cadia	$1,184	$1,109	$1,188	$1,584	$1,253	$1,638	$3,151			$2,136
Boddington	$1,544	$1,422	$1,524	$1,565	$1,514	$1,825	$1,622			$1,700
Peñasquito	$1,091	$944	$1,133	$1,491	$1,120	$1,495	$2,589			$1,900
Red Chris	$1,322	$1,903	$2,037	$1,723	$1,750	$2,110	$2,118			$2,114
Managed Core Portfolio	$1,596	$1,542	$1,582	$1,651	$1,592	$1,736	$1,972			$1,852
Total Core Portfolio	$1,630	$1,582	$1,566	$1,620	$1,599	$1,709	$1,938			$1,822
Total Gold Co-product AISC (6)	$1,651	$1,593	$1,566	$1,620	$1,609	$1,709	$1,938			$1,822

Co-Product AISC ($/unit)
Cadia - copper ($/tonne)	$5,316	$4,909	$5,187	$7,106	$5,584	$4,466	$9,370			$6,091
Boddington - copper ($/tonne)	$6,760	$5,917	$5,985	$6,757	$6,340	$4,712	$4,393			$4,512
Red Chris - copper ($/tonne)	$6,053	$8,550	$9,111	$7,066	$7,681	$5,293	$6,326			$5,804
Total - copper ($/tonne)	$6,014	$6,068	$6,440	$7,305	$6,423	$4,816	$7,584			$5,958
Peñasquito - silver ($/ounce)	$13	$12	$15	$20	$15	$19	$30			$24
Peñasquito - lead ($/tonne)	$1,185	$1,146	$1,405	$2,054	$1,456	$733	$1,232			$917
Peñasquito - zinc ($/tonne)	$2,026	$1,659	$2,105	$2,994	$2,156	$1,523	$2,027			$1,732
____________________________
(1)Attributable gold ounces sold excludes ounces related to the Pueblo Viejo mine, which is 40% owned by Newmont and accounted for as an equity method investment, and the Fruta del Norte mine, which is wholly owned by Lundin Gold, in which the Company holds a 32% interest and is accounted for as an equity method investment.
(2)In the fourth quarter of 2025, the Ahafo North development project achieved commercial production and became a reportable segment. Prior to that date, Ahafo North development gold ounces of 2 thousand were included in the Ahafo South reportable segment.
(3)Represents attributable gold from Newmont's 40% interest in Pueblo Viejo, which is accounted for as an equity method investment. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in endnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(4)Represents attributable gold from Newmont's 32% interest in Lundin Gold, which wholly owns and operates the Fruta del Norte mine and is accounted for on a quarterly lag as an equity method investment. Attributable gold ounces produced by Lundin Gold represent prior quarter production and are not included in attributable gold ounces sold, as noted in endnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(5)The Company completed the sale of CC&V, Musselwhite, and Éléonore in the first quarter of 2025, and Porcupine and Akyem in the second quarter of 2025. Refer to Note 3 of the Condensed Consolidated Financial Statements for further information.
(6)Non-GAAP measure. See end of this release for reconciliation.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         9

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	2025 (1)					2026 (1)
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD

Sales	$5,010	$5,317	$5,524	$6,818	$22,669	$7,307	$6,118			$13,425

Costs and expenses:
Costs applicable to sales (2)	2,106	2,001	1,951	2,027	8,085	1,937	2,088			4,025
Depreciation and amortization	593	620	643	665	2,521	632	604			1,236
Reclamation and remediation	93	83	123	(50)	249	78	81			159
Exploration	49	61	65	68	243	51	69			120
Advanced projects, research and development	43	40	40	43	166	45	47			92
General and administrative	110	95	86	91	382	79	74			153
Impairment charges	15	9	39	779	842	9	2			11
(Gain) loss on sale of assets held for sale	(276)	(699)	(99)	8	(1,066)	—	(5)			(5)
Other expense, net	28	39	100	119	286	10	62			72
	2,761	2,249	2,948	3,750	11,708	2,841	3,022			5,863
Other income (expense):
Change in fair value of investments and options	291	151	38	124	604	87	(111)			(24)
Other income (loss), net	10	(36)	(55)	87	6	69	49			118
Interest expense, net of capitalized interest	(79)	(65)	(52)	(33)	(229)	(39)	(35)			(74)
	222	50	(69)	178	381	117	(97)			20
Income (loss) before income and mining tax and other items	2,471	3,118	2,507	3,246	11,342	4,583	2,999			7,582
Income and mining tax benefit (expense)	(647)	(1,092)	(787)	(2,070)	(4,596)	(1,404)	(952)			(2,356)
Equity income (loss) of affiliates	78	49	123	171	421	149	204			353
Net income (loss)	1,902	2,075	1,843	1,347	7,167	3,328	2,251			5,579
Net loss (income) attributable to noncontrolling interests (3)	(11)	(14)	(11)	(46)	(82)	(66)	(49)			(115)
Net income (loss) attributable to Newmont stockholders	$1,891	$2,061	$1,832	$1,301	$7,085	$3,262	$2,202			$5,464

Weighted average common shares (millions):
Basic	1,126	1,110	1,097	1,090	1,106	1,085	1,065			1,075
Effect of employee stock-based awards	1	2	3	4	2	2	2			2
Diluted	1,127	1,112	1,100	1,094	1,108	1,087	1,067			1,077

Net income (loss) attributable to Newmont stockholders per common share:
Basic	$1.68	$1.86	$1.67	$1.19	$6.41	$3.01	$2.07			$5.08
Diluted	$1.68	$1.85	$1.67	$1.19	$6.39	$3.00	$2.06			$5.07
____________________________
(1)Certain amounts and disclosures have been reclassified to conform to the presentation.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Relates to the Suriname Gold project C.V. (“Merian”) reportable segment.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         10

NEWMONT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	2025				2026
	MAR	JUN	SEP	DEC	MAR	JUN	SEP	DEC
ASSETS
Cash and cash equivalents	$4,698	$6,185	$5,639	$7,647	$8,775	$9,009
Trade receivables	887	637	1,047	1,067	1,137	686
Investments	18	468	328	594	4	—
Inventories	1,493	1,500	1,504	1,512	1,501	1,478
Stockpiles and ore on leach pads	792	767	944	1,177	1,211	1,321
Other receivables	428	521	506	678	538	492
Other current assets	225	219	238	391	345	320
Assets held for sale	2,199	102	166	—	—	—
Current assets	10,740	10,399	10,372	13,066	13,511	13,306
Property, plant and mine development, net	33,568	33,591	33,621	33,310	33,323	33,583
Investments	4,856	4,455	4,103	4,186	4,187	4,122
Stockpiles and ore on leach pads	2,409	2,540	2,521	2,410	2,538	2,536
Deferred income tax assets	59	55	40	45	32	22
Goodwill	2,658	2,658	2,658	2,658	2,658	2,658
Other non-current assets	1,229	1,467	1,375	1,446	1,421	1,414
Total assets	$55,519	$55,165	$54,690	$57,121	$57,670	$57,641

LIABILITIES
Accounts payable	$771	$742	$832	$816	$828	$906
Employee-related benefits	502	562	750	898	795	708
Income and mining taxes payable	378	705	884	1,188	1,377	1,272
Lease and other financing obligations	109	112	116	118	116	132
Other current liabilities	2,357	2,544	2,500	2,692	2,415	2,208
Liabilities held for sale	1,309	5	4	—	—	—
Current liabilities	5,426	4,670	5,086	5,712	5,531	5,226
Debt	7,507	7,132	5,180	5,115	5,079	5,083
Lease and other financing obligations	370	363	355	356	337	383
Reclamation and remediation liabilities	6,376	6,216	6,228	6,297	6,169	6,184
Deferred income tax liabilities	2,733	2,890	2,885	4,045	3,948	3,851
Employee-related benefits	575	596	583	634	604	616
Silver streaming agreement	671	646	623	598	572	546
Other non-current liabilities	430	365	339	322	332	338
Total liabilities	24,088	22,878	21,279	23,079	22,572	22,227

EQUITY
Common stock	1,803	1,772	1,760	1,753	1,727	1,704
Treasury stock	(293)	(294)	(297)	(301)	(346)	(348)
Additional paid-in capital	29,624	29,141	28,955	28,847	28,417	28,057
Accumulated other comprehensive income (loss)	(39)	44	109	137	156	114
Retained earnings	153	1,449	2,699	3,431	4,972	5,716
Newmont stockholders' equity	31,248	32,112	33,226	33,867	34,926	35,243
Noncontrolling interests	183	175	185	175	172	171
Total equity	31,431	32,287	33,411	34,042	35,098	35,414
Total liabilities and equity	$55,519	$55,165	$54,690	$57,121	$57,670	$57,641

NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         11

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	2025 (1)					2026 (1)
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Operating activities:
Net income (loss)	$1,902	$2,075	$1,843	$1,347	$7,167	$3,328	$2,251			$5,579
Non-cash adjustments:
Depreciation and amortization	593	620	643	665	2,521	632	604			1,236
(Gain) loss on sale of assets held for sale	(276)	(699)	(99)	8	(1,066)	—	(5)			(5)
Reclamation and remediation	89	77	116	(63)	219	75	74			149
Deferred income taxes	125	217	74	975	1,391	(45)	(101)			(146)
Impairment charges	15	9	39	779	842	9	2			11
Change in fair value of investments and options	(291)	(151)	(38)	(124)	(604)	(87)	111			24
Other non-cash adjustments	15	80	6	(27)	74	75	78			153
Cash from operations before working capital (2)	2,172	2,228	2,584	3,560	10,544	3,987	3,014			7,001
Change in operating assets and liabilities:
Trade and other receivables	228	215	(369)	(167)	(93)	70	461			531
Inventories, stockpiles and ore on leach pads	(175)	(61)	(106)	(112)	(454)	(152)	(131)			(283)
Other assets	(9)	(89)	(45)	(104)	(247)	(11)	27			16
Accounts payable	(69)	(30)	91	(11)	(19)	18	84			102
Reclamation and remediation liabilities	(95)	(185)	(247)	(276)	(803)	(209)	(249)			(458)
Accrued tax liabilities (3)	91	263	173	512	1,039	200	(116)			84
Other accrued liabilities	(112)	43	217	219	367	(118)	(166)			(284)
Net change in operating assets and liabilities	(141)	156	(286)	61	(210)	(202)	(90)			(292)
Net cash provided by (used in) operating activities	2,031	2,384	2,298	3,621	10,334	3,785	2,924			6,709

Investing activities:
Additions to property, plant and mine development	(826)	(674)	(727)	(808)	(3,035)	(641)	(719)			(1,360)
Proceeds from sales of investments	7	367	578	34	986	257	—			257
Proceeds from sales of mining operations and other assets, net	1,684	991	114	22	2,811	91	9			100
Contributions to equity method investees	(31)	(17)	(4)	(7)	(59)	(25)	(32)			(57)
Return of investment from equity method investees	20	24	11	7	62	26	16			42
Other	(116)	(12)	(3)	(28)	(159)	(10)	(5)			(15)
Net cash provided by (used in) investing activities	738	679	(31)	(780)	606	(302)	(731)			(1,033)

Financing activities:
Repurchases of common stock	(348)	(1,011)	(516)	(428)	(2,303)	(1,895)	(1,567)			(3,462)
Dividends paid to common stockholders	(282)	(279)	(273)	(272)	(1,106)	(282)	(277)			(559)
Distributions to noncontrolling interests	(44)	(56)	(32)	(85)	(217)	(105)	(84)			(189)
Funding from noncontrolling interests	39	31	33	30	133	35	33			68
Payments on lease and other financing obligations	(23)	(23)	(24)	(25)	(95)	(27)	(26)			(53)
Repayment of debt	(985)	(398)	(1,977)	(70)	(3,430)	(39)	—			(39)
Other	(19)	(9)	(11)	17	(22)	(44)	(23)			(67)
Net cash provided by (used in) financing activities	(1,662)	(1,745)	(2,800)	(833)	(7,040)	(2,357)	(1,944)			(4,301)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5)	10	(13)	4	(4)	1	(17)			(16)
Net change in cash, cash equivalents and restricted cash, including cash and restricted cash reclassified to assets held for sale	1,102	1,328	(546)	2,012	3,896	1,127	232			1,359
Change in cash and restricted cash reclassified to assets held for sale (4)	(22)	160	—	—	138	—	—			—
Net change in cash, cash equivalents and restricted cash	1,080	1,488	(546)	2,012	4,034	1,127	232			1,359
Cash, cash equivalents and restricted cash at beginning of period	3,650	4,730	6,218	5,672	3,650	7,684	8,811			7,684
Cash, cash equivalents and restricted cash at end of period	$4,730	$6,218	$5,672	$7,684	$7,684	$8,811	$9,043			$9,043

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$4,698	$6,185	$5,639	$7,647	$7,647	$8,775	$9,009			$9,009
Restricted cash included in Other current assets	1	2	1	3	3	3	1			1
Restricted cash included in Other non-current assets	31	31	32	34	34	33	33			33
Total cash, cash equivalents and restricted cash	$4,730	$6,218	$5,672	$7,684	$7,684	$8,811	$9,043			$9,043
____________________________
(1)Certain amounts and disclosures have been reclassified to conform to the presentation.
(2)Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled above.
(3)Cash payments for income and mining taxes, net of refunds, of $2,458 for the year ended December 31, 2025 is comprised of $465, $648, $588, and $757 for the first, second, third, and fourth quarter, respectively. Cash payments for income and mining taxes, net of refunds, of $2,349 for the six months ended June 30, 2026 is comprised of $1,268 and $1,081 for the first and second quarter, respectively.
(4)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related assets, including Cash and cash equivalents and restricted cash, included in Other current assets and Other non-current assets, were reclassified to Assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for additional information.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         12

Non-GAAP Financial Measures (dollars in millions, except per share, per ounce and per pound amounts, unless otherwise noted)
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Refer to Non-GAAP Financial Measures within Part II, Item 7 within our Form 10-K for the year ended December 31, 2025, filed with the SEC on February 19, 2026 for further information on the non-GAAP financial measures presented below, including why management believes that its presentation of non-GAAP financial measures provides useful information to investors.
Adjusted Net Income (Loss)
Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended June 30, 2026			Six Months Ended June 30, 2026
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$2,202	$2.07	$2.06	$5,464	$5.08	$5.07
Adjustments:
Change in fair value of investments and options (2)	111	0.10	0.10	24	0.02	0.02
Restructuring and severance (3)	12	0.01	0.01	18	0.02	0.02
Impairment charges (4)	2	—	—	11	0.01	0.01
(Gain) loss on sale of assets held for sale (5)	(5)	—	—	(5)	—	—
(Gain) loss on asset and investment sales (6)	1	—	—	1	—	—
(Gain) loss on debt extinguishment (7)	—	—	—	(1)	—	—
Settlement costs (8)	2	—	—	—	—	—
Other (9)	(4)	—	—	(29)	(0.03)	(0.03)
Tax effect of adjustments (10)	(22)	(0.02)	(0.02)	—	—	—
Valuation allowance and other tax adjustments (11)	(53)	(0.05)	(0.05)	(81)	(0.08)	(0.08)
Adjusted net income (loss)	$2,246	$2.11	$2.10	$5,402	$5.02	$5.01

Weighted average common shares (millions): (12)		1,065	1,067		1,075	1,077
____________________________
(1)Per share measures may not recalculate due to rounding.
(2)Primarily consists of the unrealized gains and losses related to the Company's marketable equity and other securities; included in Other income (loss), net.
(3)Primarily consists of restructuring and severance related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net.
(4)Consists of non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net.
(5)Consists of the impact of finalization of certain working capital adjustments on completed divestments; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(6)Primarily consists of gains and losses related to the sale of certain assets and investments; included in Other income (loss), net.
(7)Consists of the gain on debt redemptions; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(8)Primarily consists of amounts incurred related to non-recurring contractual obligations arising outside the ordinary course of business; included in Other expense, net.
(9)Primarily consists of post-divestiture activity; included in Other income (loss), net. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information on the Company's divestitures.
(10)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (9), as described above, and are calculated using the applicable regional tax rate.
(11)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and six months ended June 30, 2026 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $(26) and $(137), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(15) and $9, net reductions to the reserve for uncertain tax positions of $(40) and $(43), and other tax adjustments of $28 and $90. For further information on reductions to the reserve for uncertain tax positions, refer to Note 9 to the Condensed Consolidated Financial Statements.
(12)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.

NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         13

	Three Months Ended June 30, 2025			Six Months Ended June 30, 2025
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$2,061	$1.86	$1.85	$3,952	$3.53	$3.53
Adjustments:
(Gain) loss on sale of assets held for sale (2)	(699)	(0.63)	(0.63)	(975)	(0.87)	(0.87)
Change in fair value of investments and options (3)	(151)	(0.14)	(0.14)	(442)	(0.39)	(0.39)
(Gain) loss on debt extinguishment (4)	18	0.02	0.02	28	0.03	0.03
Restructuring and severance (5)	15	0.01	0.01	24	0.02	0.02
Impairment charges (6)	8	0.01	0.01	23	0.02	0.02
(Gain) loss on asset and investment sales (7)	2	—	—	7	—	—
Newcrest transaction and integration costs (8)	(10)	(0.01)	(0.01)	(6)	—	—
Settlement costs (9)	—	—	—	3	—	—
Other (10)	10	0.01	0.01	17	0.01	0.01
Tax effect of adjustments (11)	173	0.16	0.16	370	0.33	0.33
Valuation allowance and other tax adjustments (12)	167	0.15	0.15	(3)	—	—
Adjusted net income (loss)	$1,594	$1.44	$1.43	$2,998	$2.68	$2.68

Weighted average common shares (millions): (13)		1,110	1,112		1,118	1,120
____________________________
(1)Per share measures may not recalculate due to rounding.
(2)Consists of the gain on the divestments of certain non-core assets; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(3)Primarily consists of the unrealized gains and losses related to the Company's marketable equity and other securities; included in Other income (loss), net.
(4)Consists of the loss on debt redemptions; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(5)Primarily consists of restructuring and severance related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net.
(6)Consists of non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net. Amounts are presented net of Net loss (income) attributable to noncontrolling interests of $(1) and $(1), respectively.
(7)Primarily consists of gains and losses related to the sale of certain assets and investments; included in Other income (loss), net.
(8)Consists of costs incurred related to the Newcrest transaction; included in Other expense, net.
(9)Primarily consists of amounts incurred related to non-recurring contractual obligations arising outside the ordinary course of business; included in Other expense, net.
(10)Primarily consists of costs incurred related to transition service agreements for divested reportable segments; included in Other income (loss), net.
(11)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (10), as described above, and are calculated using the applicable regional tax rate.
(12)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and six months ended June 30, 2025 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $146 and $(51), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $11 and $3, net reductions to the reserve for uncertain tax positions of $8 and $(6), recording of a deferred tax liability for the outside basis difference at Akyem of $(2) and $— due to the status change to held for sale, and other tax adjustments of $4 and $51. For further information on reductions to the reserve for uncertain tax positions, refer to Note 9 to the Condensed Consolidated Financial Statements.
(13)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         14

Earnings Before Interest, Taxes, Depreciation and Amortization and Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization
Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss) attributable to Newmont stockholders	$2,202	$2,061	$5,464	$3,952
Net income (loss) attributable to noncontrolling interests	49	14	115	25
Equity loss (income) of affiliates	(204)	(49)	(353)	(127)
Income and mining tax expense (benefit)	952	1,092	2,356	1,739
Depreciation and amortization	604	620	1,236	1,213
Interest expense, net of capitalized interest	35	65	74	144
EBITDA	3,638	3,803	8,892	6,946
Adjustments:
Change in fair value of investments and options (1)	111	(151)	24	(442)
Restructuring and severance (2)	12	15	18	24
Impairment charges (3)	2	9	11	24
(Gain) loss on sale of assets held for sale (4)	(5)	(699)	(5)	(975)
(Gain) loss on asset and investment sales (5)	1	2	1	7
(Gain) loss on debt extinguishment (6)	—	18	(1)	28
Settlement costs (7)	2	—	—	3
Newcrest transaction and integration costs (8)	—	(10)	—	(6)
Other (9)	(4)	10	(29)	17
Adjusted EBITDA	$3,757	$2,997	$8,911	$5,626
____________________________
(1)Primarily consists of the unrealized gains and losses related to the Company's marketable equity and other securities; included in Other income (loss), net.
(2)Primarily consists of restructuring and severance related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net.
(3)Consists of non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net.
(4)Primarily consists of the gain on the sales of certain non-core assets in 2025; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(5)Primarily consists of gains and losses related to the sale of certain assets and investments; included in Other income (loss), net.
(6)Consists of the gains and losses on debt redemptions incurred in 2026 and 2025, respectively; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(7)Primarily consists of amounts incurred related to non-recurring contractual obligations arising outside the ordinary course of business; included in Other expense, net.
(8)Consists of costs incurred in 2025 related to the Newcrest transaction; included in Other expense, net.
(9)Primarily consists of post-divestiture activity and costs incurred related to transition service agreements for divested reportable segments; included in Other income (loss), net. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information on the Company's divestitures.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         15

Net Debt
Net debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents, as presented on the Condensed Consolidated Balance Sheets. Cash and cash equivalents are subtracted from Debt and Lease and other financing obligations as these could be used to reduce the Company's debt obligations.
The following table sets forth a reconciliation of Net debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net debt. The Company has also presented Net debt excluding Lease and other financing obligations to provide a supplemental view of evaluating the financial flexibility and strength of the Company's balance sheet.

	At June 30, 2026	At December 31, 2025
Debt	$5,083	$5,115
Less: Cash and cash equivalents	(9,009)	(7,647)
Net debt (cash) excluding lease and other financing obligations	(3,926)	(2,532)
Add: Lease and other financing obligations	515	474
Net debt (cash)	$(3,411)	$(2,058)

NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         16

Net debt to Adjusted EBITDA ratio
Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Net income (loss) attributable to Newmont stockholders	$2,202	$3,262	$1,301	$1,832
Net income (loss) attributable to noncontrolling interests	49	66	46	11
Equity loss (income) of affiliates	(204)	(149)	(171)	(123)
Income and mining tax expense (benefit)	952	1,404	2,070	787
Depreciation and amortization	604	632	665	643
Interest expense, net of capitalized interest	35	39	33	52
EBITDA (1)	$3,638	$5,254	$3,944	$3,202
Adjustments:
Change in fair value of investments and options	111	(87)	(124)	(38)
Restructuring and severance	12	6	75	87
(Gain) loss on sale of assets held for sale	(5)	—	8	(99)
Impairment charges	2	9	779	39
Settlement costs	2	(2)	1	(2)
(Gain) loss on asset and investment sales	1	—	7	6
(Gain) loss on debt extinguishment	—	(1)	1	72
Reclamation and remediation charges	—	—	(137)	41
Newcrest transaction and integration costs	—	—	4	2
Other	(4)	(25)	(13)	(1)
Adjusted EBITDA (1)	$3,757	$5,154	$4,545	$3,309
12 month trailing Adjusted EBITDA	$16,765

Total Debt	$5,083
Less: Cash and cash equivalents	(9,009)
Net debt (cash) excluding leases and other financing obligations	(3,926)
Add: Lease and other financing obligations	515
Net debt (cash)	$(3,411)

Net debt (cash) to Adjusted EBITDA	(0.2)
____________________________
(1)See EBITDA and Adjusted EBITDA reconciliation for more details on adjustments.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         17

Free Cash Flow
The following table sets forth a reconciliation of Free cash flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free cash flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$2,924	$2,384	$6,709	$4,415
Less: Additions to property, plant and mine development	(719)	(674)	(1,360)	(1,500)
Free cash flow	$2,205	$1,710	$5,349	$2,915

Net cash provided by (used in) investing activities (1)	$(731)	$679	$(1,033)	$1,417
Net cash provided by (used in) financing activities	$(1,944)	$(1,745)	$(4,301)	$(3,407)
____________________________
(1)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free cash flow.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         18

All-In Sustaining Costs
All-in sustaining costs represent the sum of certain costs, recognized as GAAP financial measures, that management considers to be associated with production. All-in sustaining costs per ounce amounts are calculated by dividing all-in sustaining costs by gold ounces or gold equivalent ounces sold.

Three Months Ended June 30, 2026	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration (5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (7)(8)	Co-Product All-In Sustaining Costs	Ounces (000) Sold	Co-Product All-In Sustaining Costs Per oz. (9)	Co-Product All-In Sustaining Costs from GEO	Less: Co-product sales (15)	By-Product All-In Sustaining Costs	By-Product All-In Sustaining Costs per Ounce (9)
Gold
Managed
Lihir	$213	$3	$5	$—	$—	$—	$26	$247	145	$1,707	$—	$—	$247	$1,707
Cadia (10)	74	1	1	—	18	—	55	149	48	$3,151	99	(167)	81	$1,728
Tanami	119	2	3	—	—	—	59	183	89	$2,033	—	—	183	$2,033
Boddington	199	7	—	—	—	—	45	251	155	$1,622	22	(67)	206	$1,326
Ahafo South	199	3	2	—	—	—	36	240	92	$2,604	—	—	240	$2,604
Ahafo North	85	1	4	—	—	—	10	100	67	$1,485	—	—	100	$1,485
Merian	104	2	—	—	—	—	24	130	74	$1,780	—	—	130	$1,780
Cerro Negro	81	2	—	—	11	—	26	120	51	$2,338	—	—	120	$2,338
Yanacocha	132	5	1	—	5	—	2	145	129	$1,128	—	—	145	$1,128
Peñasquito	71	5	—	—	—	1	10	87	34	$2,589	299	(531)	(145)	$(4,352)
Red Chris	19	1	—	—	—	—	5	25	12	$2,118	37	(83)	(21)	$(1,770)
Brucejack	96	1	5	—	1	(1)	22	124	57	$2,156	—	—	124	$2,156
Non-managed
NGM	357	5	7	2	—	3	65	439	242	$1,805	—	—	439	$1,805
Corporate and Other (11)	—	—	15	61	2	—	(2)	76	—	$—	13	—	89	$—
Total Gold	1,749	38	43	63	37	3	383	2,316	1,195	$1,938	$470	$(848)	$1,938	$1,621

Gold equivalent ounces - other metals (12)(13)
Managed
Cadia (10)	48	1	1	—	11	1	37	99	29	$3,400
Boddington	18	1	—	—	—	(1)	4	22	13	$1,594
Peñasquito (14)	243	16	—	1	—	8	31	299	118	$2,538
Red Chris	30	1	1	—	—	(2)	7	37	16	$2,296
Corporate and Other (11)	—	—	3	10	—	—	—	13	—	$—
Total Gold Equivalent Ounces	339	19	5	11	11	6	79	470	176	$2,660

Consolidated	$2,088	$57	$48	$74	$48	$9	$462	$2,786
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $130.
(3)Includes stockpile, leach pad, and product inventory adjustments of $14 at Cadia and $3 at NGM.
(4)Includes operating accretion of $34, included in Reclamation and remediation, and amortization of asset retirement costs of $23; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $41 and $6, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $2 at Cadia, $2 at Boddington, $14 at Ahafo South, $8 at Merian, $6 at Cerro Negro, $2 at Yanacocha, $4 at Peñasquito, $1 at Red Chris, $8 at NGM, $21 at Corporate and Other, totaling $68 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Excludes restructuring and severance of $12, impairment charges of $2, and settlement costs of $2 included in Other expense, net.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE                         19

(7)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $24.
(9)Per ounce measures may not recalculate due to rounding.
(10)Production and cost metrics were impacted by the operational stoppage during the second quarter of 2026 due to the Cadia seismic event.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($4,000/oz.), Copper ($5.00/lb.), Silver ($50.00/oz.), Lead ($0.90/lb.), and Zinc ($1.30/lb.) pricing for 2026.
(13)Cadia sold 11 thousand tonnes of copper, Boddington sold 5 thousand tonnes of copper, Peñasquito sold 6 million ounces of silver, 17 thousand tonnes of lead and 40 thousand tonnes of zinc, and Red Chris sold 6 thousand tonnes of copper.
(14)All-in sustaining costs at Peñasquito is comprised of $197, $20, and $82 for silver, lead, and zinc, respectively.
(15)Excludes treatment and refining costs as these amounts are reflected in co-product all-in sustaining costs from GEOs; refer to the "Net average realized price per ounce/ pound" section below for a reconciliation of sales.

NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE                         20

Three Months Ended June 30, 2025	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	Co-Product All-In Sustaining Costs Per oz.(9)	Co-Product All-In Sustaining Costs from GEO	Less: Co-Product Sales	By-Product All-In Sustaining Costs	By-Product All-In Sustaining Costs per Ounce (9)
Gold
Managed
Lihir	$202	$3	$2	$—	$—	$—	$38	$245	156	$1,563	$—	$—	$245	$1,563
Cadia	88	—	—	—	—	1	32	121	109	$1,109	115	(226)	10	$92
Tanami	115	1	1	—	—	—	36	153	90	$1,698	—	—	153	$1,698
Boddington	169	6	—	—	—	1	24	200	140	$1,422	42	(67)	175	$1,250
Ahafo South	201	4	3	—	2	—	34	244	200	$1,220	—	—	244	$1,220
Merian	122	2	4	—	—	—	12	140	67	$2,074	—	—	140	$2,074
Cerro Negro	72	2	—	—	—	—	29	103	34	$3,023	—	—	103	$3,023
Yanacocha	119	15	—	—	16	—	4	154	136	$1,144	—	—	154	$1,144
Peñasquito	100	4	—	—	—	5	16	125	133	$944	196	(375)	(54)	$(406)
Red Chris	22	—	—	—	—	—	6	28	14	$1,903	58	(67)	19	$1,357
Brucejack	91	2	3	—	—	—	25	121	49	$2,490	—	—	121	$2,490
Non-managed
NGM	343	5	4	2	3	1	60	418	237	$1,771	—	—	418	$1,771
Corporate and Other (10)	—	—	17	78	10	—	2	107	—	$—	22	—	129	$—
Divested (111)
Porcupine	16	1	—	—	1	—	4	22	9	$2,233	—	—	22	$2,233
Akyem	17	1	—	—	—	—	—	18	6	$3,145	—	—	18	$3,145
Total Gold	1,677	46	34	80	32	8	322	2,199	1,380	$1,593	$433	$(735)	$1,897	$1,375

Gold equivalent ounces - other metals (12)(13)
Managed
Cadia	82	—	1	—	—	1	31	115	107	$1,082
Boddington	38	—	—	—	—	—	4	42	33	$1,304
Peñasquito (14)	158	6	—	—	—	7	25	196	190	$1,030
Red Chris	46	2	—	—	—	(1)	11	58	31	$1,884
Corporate and Other (10)	—	—	5	15	2	—	—	22	—	$—
Total Gold Equivalent Ounces	324	8	6	15	2	7	71	433	361	$1,203

Consolidated	$2,001	$54	$40	$95	$34	$15	$393	$2,632
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $74.
(3)Includes stockpile, leach pad, and product inventory adjustments of $10 at NGM.
(4)Includes operating accretion of $28, included in Reclamation and remediation, and amortization of asset retirement costs of $26; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $50 and $5, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $3 at Cadia, $3 at Tanami, $12 at Ahafo South, $9 at Merian, $6 at Cerro Negro, $3 at Yanacocha, $4 at Peñasquito, $3 at Red Chris, $2 at NGM, $16 at Corporate and Other, totaling $61 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Excludes restructuring and severance of $15, Newcrest transaction and integration costs of $(10), and impairment charges of $9; included in Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $19.
(9)Per ounce measures may not recalculate due to rounding.
(10)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE                         21

(11)Refer to Note 3 to the Condensed Consolidated Financial Statements for information on the Company's divestitures.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($0.90/lb.) and Zinc ($1.20/lb.) pricing for 2025.
(13)For the three months ended June 30, 2025, Cadia sold 23 thousand tonnes of copper, Boddington sold 7 thousand tonnes of copper, Peñasquito sold 7 million ounces of silver, 23 thousand tonnes of lead and 56 thousand tonnes of zinc, and Red Chris sold 7 thousand tonnes of copper.
(14)All-in sustaining costs at Peñasquito is comprised of $76, $26, and $94 for silver, lead, and zinc, respectively.

Six Months Ended June 30, 2026	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration (5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (7)(8)	Co-Product All-In Sustaining Costs	Ounces (000) Sold	Co-Product All-In Sustaining Costs Per oz. (9)	Co-Product All-In Sustaining Costs from GEO	Less: Co-product sales (15)	By-Product All-In Sustaining Costs	By-Product All-In Sustaining Costs per Ounce (9)
Gold
Managed
Lihir	$389	$7	$7	$—	$—	$—	$51	$454	262	$1,735	$—	$—	$454	$1,735
Cadia (10)	175	2	3	—	18	2	107	307	144	$2,136	195	(434)	68	$475
Tanami	217	4	5	—	—	—	116	342	178	$1,912	—	—	342	$1,912
Boddington	336	13	—	—	—	—	79	428	252	$1,700	35	(103)	360	$1,426
Ahafo South	411	5	3	—	—	—	66	485	217	$2,236	—	—	485	$2,236
Ahafo North	160	2	5	—	—	—	21	188	130	$1,448	—	—	188	$1,448
Merian	215	4	1	—	—	—	39	259	158	$1,648	—	—	259	$1,648
Cerro Negro	147	4	1	—	12	—	44	208	107	$1,937	—	—	208	$1,937
Yanacocha	272	11	2	—	6	—	3	294	268	$1,099	—	—	294	$1,099
Peñasquito	139	10	—	—	—	5	18	172	91	$1,900	596	(1,444)	(676)	$(7,478)
Red Chris	41	3	1	—	—	—	8	53	25	$2,114	68	(158)	(37)	$(1,424)
Brucejack	194	3	8	—	1	—	38	244	114	$2,131	—	—	244	$2,131
Non-managed
NGM	663	10	11	5	2	4	125	820	481	$1,701	—	—	820	$1,701
Corporate and Other (11)	—	—	37	125	4	—	1	167	—	$—	29	—	196	$—
Total Gold	3,359	78	84	130	43	11	716	4,421	2,427	$1,822	$923	$(2,139)	$3,205	$1,321

Gold equivalent ounces - other metals (12)(13)
Managed
Cadia (10)	109	1	2	—	11	3	69	195	88	$2,210
Boddington	29	1	—	—	—	(1)	6	35	21	$1,637
Peñasquito (14)	472	33	—	1	—	28	62	596	296	$2,012
Red Chris	56	4	1	—	—	(4)	11	68	32	$2,106
Corporate and Other (11)	—	—	7	22	—	—	—	29	—	$—
Total Gold Equivalent Ounces	666	39	10	23	11	26	148	923	437	$2,107

Consolidated	$4,025	$117	$94	$153	$54	$37	$864	$5,344
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $283.
(3)Includes stockpile, leach pad, and product inventory adjustments of $14 at Cadia and $3 at NGM.
(4)Includes operating accretion of $67, included in Reclamation and remediation, and amortization of asset retirement costs of $50; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $82 and $10, respectively, included in Reclamation and remediation.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE                         22

(5)Excludes development expenditures of $6 at Cadia, $3 at Boddington, $22 at Ahafo South, $1 at Ahafo North, $13 at Merian, $10 at Cerro Negro, $4 at Yanacocha, $7 at Peñasquito, $2 at Red Chris, $13 at NGM, $37 at Corporate and Other, totaling $118 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Excludes restructuring and severance of $18 and impairment charges of $11 included in Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $46.
(9)Per ounce measures may not recalculate due to rounding.
(10)Production and cost metrics were impacted by the operational stoppage during the second quarter of 2026 due to the Cadia seismic event.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($4,000/oz.), Copper ($5.00/lb.), Silver ($50.00/oz.), Lead ($0.90/lb.), and Zinc ($1.30/lb.) pricing for 2026.
(13)Cadia sold 32 thousand tonnes of copper, Boddington sold 8 thousand tonnes of copper, Peñasquito sold 16 million ounces of silver, 45 thousand tonnes of lead and 98 thousand tonnes of zinc, and Red Chris sold 12 thousand tonnes of copper.
(14)All-in sustaining costs at Peñasquito is comprised of $385, $41, and $170 for silver, lead, and zinc, respectively.
(15)Excludes treatment and refining costs as these amounts are reflected in co-product all-in sustaining costs from GEOs; refer to the "Net average realized price per ounce/ pound" section below for a reconciliation of sales.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE                         23

Six Months Ended June 30, 2025	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	Co-Product All-In Sustaining Costs Per oz.(9)	Co-Product All-In Sustaining Costs from GEO	Less: Co-Product Sales	By-Product All-In Sustaining Costs	By-Product All-In Sustaining Costs per Ounce (9)
Gold
Managed
Lihir	$363	$7	$3	$—	$—	$—	$86	$459	316	$1,450	$—	$—	$459	$1,450
Cadia	165	1	—	—	—	3	68	237	207	$1,144	223	(437)	23	$111
Tanami	197	2	3	—	—	—	76	278	165	$1,680	—	—	278	$1,680
Boddington	336	11	1	—	—	2	58	408	275	$1,482	90	(141)	357	$1,298
Ahafo South	448	8	5	—	2	—	72	535	399	$1,341	—	—	535	$1,341
Merian	194	4	4	—	—	—	27	229	115	$1,986	—	—	229	$1,986
Cerro Negro (10)	150	4	1	—	1	—	55	211	72	$2,936	—	—	211	$2,936
Yanacocha	212	26	—	—	24	—	5	267	232	$1,155	—	—	267	$1,155
Peñasquito	206	8	—	—	—	13	27	254	251	$1,013	448	(786)	(84)	$(335)
Red Chris	38	1	—	—	—	—	8	47	29	$1,611	101	(136)	12	$414
Brucejack	174	3	5	—	—	1	41	224	95	$2,363	—	—	224	$2,363
Non-managed
NGM	651	9	5	5	3	3	130	806	453	$1,780	—	—	806	$1,780
Corporate and Other (11)	—	—	46	170	13	—	4	233	—	$—	41	—	274	$—
Divested (12)
CC&V	39	2	—	—	—	—	5	46	27	$1,684	—	—	46	$1,684
Musselwhite	33	1	—	—	—	—	14	48	32	$1,531	—	—	48	$1,531
Porcupine	79	3	1	—	1	—	25	109	60	$1,810	—	—	109	$1,810
Éléonore	54	1	2	—	—	—	12	69	49	$1,403	—	—	69	$1,403
Akyem	107	5	—	—	—	—	8	120	45	$2,664	—	—	120	$2,664
Total Gold	3,446	96	76	175	44	22	721	4,580	2,822	$1,623	$903	$(1,500)	$3,983	$1,411

Gold equivalent ounces - other metals (13)(14)
Managed
Cadia	153	1	1	—	—	3	65	223	199	$1,123
Boddington	76	1	—	—	—	1	12	90	65	$1,396
Peñasquito (15)	351	12	—	1	—	35	49	448	402	$1,114
Red Chris	81	3	—	—	—	—	17	101	63	$1,605
Corporate and Other (11)	—	—	10	29	2	—	—	41	—	$—
Total Gold Equivalent Ounces	661	17	11	30	2	39	143	903	729	$1,239

Consolidated	$4,107	$113	$87	$205	$46	$61	$864	$5,483
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $138.
(3)Includes stockpile, leach pad, and product inventory adjustments of $3 at Cerro Negro and $25 at NGM.
(4)Includes operating accretion of $66, included in Reclamation and remediation, and amortization of asset retirement costs of $47; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $101 and $9, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $3 at Cadia, $3 at Tanami, $2 at Boddington, $20 at Ahafo South, $16 at Merian, $10 at Cerro Negro, $4 at Yanacocha, $8 at Peñasquito, $5 at Red Chris, $3 at NGM, $32 at Corporate and Other, totaling $106 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Excludes restructuring and severance of $24, impairment charges of $24, Newcrest transaction and integration costs of $(6), settlement costs of $3; included in Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE                         24

(8)Includes finance lease payments and other costs for sustaining projects of $39.
(9)Per ounce measures may not recalculate due to rounding.
(10)During the first quarter of 2025, mining and processing operations at the site were temporarily suspended due to safety events. Full operations resumed in April 2025.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(12)Refer to Note 3 to the Condensed Consolidated Financial Statements for information on the Company's divestitures.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($0.90/lb.) and Zinc ($1.20/lb.) pricing for 2025.
(14)For the six months ended June 30, 2025, Cadia sold 44 thousand tonnes of copper, Boddington sold 14 thousand tonnes of copper, Peñasquito sold 13 million ounces of silver, 44 thousand tonnes of lead and 129 thousand tonnes of zinc, and Red Chris sold 14 thousand tonnes of copper.
(15)All-in sustaining costs at Peñasquito is comprised of $155, $51, and $242 for silver, lead, and zinc, respectively.
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE                         25

Gold by-product metrics
Copper, silver, lead, zinc, and molybdenum are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead, and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.
Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead, zinc, and molybdenum production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead, and zinc sales recognized from Sales and including these amounts as offsets to CAS.
Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks.
The following reconciles these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended June 30,		Six Months Ended June 30,
Total Newmont Sales and Costs Applicable to Sales	2026	2025	2026	2025
Consolidated gold sales, net (Managed Core)	$4,207	$3,749	$9,072	$6,790
Consolidated gold sales, net (Non-Managed Core)	1,069	783	2,240	1,409
Consolidated gold sales, net (Non-Core)	—	50	—	628
Consolidated other metal sales, net	842	735	2,113	1,500
Sales (Total Newmont)	$6,118	$5,317	$13,425	$10,327

Consolidated other metal sales, net (1)	$842	$735	$2,113	$1,500
Add back: Treatment and refining charges from other metals (2)	6		26
Consolidated other metal sales, excluding treatment and refining charges (3)	$848	$735	$2,139	$1,500

Costs applicable to sales (Managed Core)	$1,731	$1,625	$3,362	$3,144
Costs applicable to sales (Non-Managed Core)	357	343	663	651
Costs applicable to sales (Non-Core)	—	33	—	312
Costs applicable to sales (Total Newmont)	$2,088	$2,001	$4,025	$4,107

Total Newmont Consolidated Gold By-product Unit Costs
Costs applicable to sales	$2,088	$2,001	$4,025	$4,107
Less: Consolidated other metal sales, net (1)	(842)	(735)	(2,113)	(1,500)
By-product costs applicable to sales	$1,246	$1,266	$1,912	$2,607
Gold sold (thousand ounces)	1,195	1,380	2,427	2,822
Total Gold CAS per ounce (by-product) (4)	$1,043	$917	$788	$924

Total AISC	$2,786	$2,632	$5,344	$5,483
Less: Consolidated other metal sales, excluding treatment and refining charges (3)	(848)	(735)	(2,139)	(1,500)
By-product AISC	$1,938	$1,897	$3,205	$3,983
Gold sold (thousand ounces)	1,195	1,380	2,427	2,822
Total Gold AISC per ounce (by-product) (4)	$1,621	$1,375	$1,321	$1,411

Managed Core Gold By-product Unit Costs
Costs applicable to sales (Managed Core) (5)	$1,731	$1,625	$3,362	$3,144
Less: Consolidated other metal sales, net (1)	(842)	(735)	(2,113)	(1,500)
By-product costs applicable to sales	$889	$890	$1,249	$1,644
Gold sold (thousand ounces)	953	1,128	1,946	2,156
Total Gold CAS per ounce (by-product) - Managed Core (4)	$933	$789	$642	$763
NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         26

Total AISC	$2,347	$2,174	$4,524	$4,285
Less: Consolidated other metal sales, excluding treatment and refining charges (3)	(848)	(735)	(2,139)	(1,500)
By-product AISC	$1,499	$1,439	$2,385	$2,785
Gold sold (thousand ounces)	953	1,128	1,946	2,156
Total Gold AISC per ounce (by-product) - Managed Core (4)	$1,574	$1,276	$1,227	$1,292

Total Core Gold By-product Unit Costs
Costs applicable to sales (Total Core) (5)	$2,088	$1,968	$4,025	$3,795
Less: Consolidated other metal sales, net (1)	(842)	(735)	(2,113)	(1,500)
By-product costs applicable to sales	$1,246	$1,233	$1,912	$2,295
Gold sold (thousand ounces)	1,195	1,365	2,427	2,609
Total Gold CAS per ounce (by-product) - Total Core (4)	$1,043	$903	$788	$880

Total AISC	$2,786	$2,592	$5,344	$5,091
Less: Consolidated other metal sales, excluding treatment and refining charges (3)	(848)	(735)	(2,139)	(1,500)
By-product AISC	$1,938	$1,857	$3,205	$3,591
Gold sold (thousand ounces)	1,195	1,365	2,427	2,609
Total Gold AISC per ounce (by-product) - Total Core (4)	$1,621	$1,360	$1,321	$1,376
____________________________
(1)Included in Sales as presented on the Condensed Consolidated Statement of Operations; refer to the reconciliation provided in the table above.
(2)Consists of treatment and refining charges related to metals other than gold; refer to the "Net average realized price per ounce/ pound" section below for a reconciliation of treatment and refining charges by metal.
(3)For purposes of calculating AISC per ounce (by-product basis), treatment and refining charges are excluded from consolidated other metal sales, as these amounts are already reflected in AISC.
(4)Per ounce measures may not recalculate due to rounding.
(5)Included in Costs applicable to sales as presented on the Condensed Consolidated Statement of Operations; refer to the reconciliation provided in the table above.

NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         27

2026 Guidance - Gold AISC Reconciliation
A reconciliation of the 2026 Gold AISC outlook to the 2026 Gold CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2026 Guidance - Gold (1)(2)(3)
(in millions, except ounces and per ounce)	Guidance Estimate
Cost Applicable to Sales (4)(5)	$8,610
Reclamation Costs (6)	220
Advanced Projects & Exploration (7)	200
General and Administrative (8)	375
Other Expense	25
Treatment and Refining Costs	145
Sustaining Capital (9)	1,950
Sustaining Finance Lease Payments	105
Less: Consolidated Other Metal Sales, net (10)	(3,400)
All-in Sustaining Costs	$8,230
Ounces (000) Sold (11)	4,900
All-in Sustaining Costs per Ounce	$1,680
____________________________
(1)2026 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 19, 2026. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2026 Guidance assumes $0.70 AUD/USD exchange rate, $0.75 CAD/USD exchange rate and $70/barrel Brent. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Guidance. Assumptions used for purposes of Guidance may prove to be incorrect and actual results may differ from those anticipated. Guidance cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Guidance and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary statement at the end of this release.
(2)The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for the 2026 AISC Gold Guidance on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.
(3)All values are presented on a consolidated basis for Newmont.
(4)Excludes Depreciation and amortization and Reclamation and remediation.
(5)Includes stockpile and leach pad inventory adjustments.
(6)Reclamation costs include operating accretion and amortization of asset retirement costs.
(7)Advanced Projects and Exploration excludes non-sustaining advanced projects and exploration.
(8)Includes stock-based compensation.
(9)Excludes development capital expenditures, capitalized interest and change in accrued capital.
(10)Assumes copper production of 102 thousand tonnes at $11,023 per tonne, silver production of 32 million ounces at $60.00 per ounce, lead production of 90 thousand tonnes at $1,894 per tonne, and zinc production of 220 thousand tonnes at $2,866 per tonne.
(11)Consolidated sales for Merian is presented on a total sales basis for the mine site and excludes sales from Pueblo Viejo and Fruta del Norte.

NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         28

Net average realized price per ounce/ pound
Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead, and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended June 30,		Increase (Decrease)	Percent Change	Six Months Ended June 30,		Increase (Decrease)	Percent Change
	2026	2025			2026	2025
Gold	$5,276	$4,582	$694	15%	$11,312	$8,827	$2,485	28%
Copper	319	360	(41)	(11)%	697	714	(17)	(2)%
Silver	344	191	153	80%	1,002	379	623	164%
Lead	32	43	(11)	(26)%	84	85	(1)	(1)%
Zinc	147	141	6	4%	330	322	8	2%
Total sales	$6,118	$5,317	$801	15%	$13,425	$10,327	$3,098	30%

	Three Months Ended June 30, 2026
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$5,340	$282	$363	$31	$142
Provisional pricing mark-to-market	(61)	35	(33)	—	9
Silver streaming amortization	—	—	19	—	—
Gross after provisional pricing and streaming impact	5,279	317	349	31	151
Treatment and refining charges	(3)	2	(5)	1	(4)
Net	$5,276	$319	$344	$32	$147
Consolidated ounces/pounds sold (1)(2)	1,195	46	6	36	89
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$4,468	$6.04	$56.18	$0.88	$1.59
Provisional pricing mark-to-market	(51)	0.74	(5.00)	—	0.10
Silver streaming amortization	—	—	2.90	—	—
Gross after provisional pricing and streaming impact	4,417	6.78	54.08	0.88	1.69
Treatment and refining charges	(3)	0.04	(0.59)	—	(0.05)
Net	$4,414	$6.82	$53.49	$0.88	$1.64
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)The Company sold 22 thousand tonnes of copper, 17 thousand tonnes of lead, and 40 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         29

	Three Months Ended June 30, 2025
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$4,556	$356	$171	$39	$148
Provisional pricing mark-to-market	34	4	5	5	(6)
Silver streaming amortization	—	—	20	—	—
Gross after provisional pricing and streaming impact	4,590	360	196	44	142
Treatment and refining charges	(8)	—	(5)	(1)	(1)
Net	$4,582	$360	$191	$43	$141
Consolidated ounces/pounds sold (1)(2)	1,380	83	7	50	124
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$3,301	$4.31	$26.50	$0.79	$1.19
Provisional pricing mark-to-market	25	0.06	0.76	0.10	(0.05)
Silver streaming amortization	—	—	3.04	—	—
Gross after provisional pricing and streaming impact	3,326	4.37	30.30	0.89	1.14
Treatment and refining charges	(6)	—	(0.80)	(0.01)	(0.01)
Net	$3,320	$4.37	$29.50	$0.88	$1.13
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)The Company sold 37 thousand tonnes of copper, 23 thousand tonnes of lead, and 56 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

	Six Months Ended June 30, 2026
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$11,323	$669	$933	$85	$330
Provisional pricing mark-to-market	—	26	37	(1)	12
Silver streaming amortization	—	—	48	—	—
Gross after provisional pricing and streaming impact	11,323	695	1,018	84	342
Treatment and refining charges	(11)	2	(16)	—	(12)
Net	$11,312	$697	$1,002	$84	$330
Consolidated ounces/pounds sold (1)(2)	2,427	113	16	98	216
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$4,665	$5.91	$57.27	$0.87	$1.52
Provisional pricing mark-to-market	—	0.22	2.29	(0.01)	0.06
Silver streaming amortization	—	—	2.90	—	—
Gross after provisional pricing and streaming impact	4,665	6.13	62.46	0.86	1.58
Treatment and refining charges	(4)	0.02	(0.95)	(0.01)	(0.06)
Net	$4,661	$6.15	$61.51	$0.85	$1.52
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)The Company sold 52 thousand tonnes of copper, 45 thousand tonnes of lead, and 98 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
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	Six Months Ended June 30, 2025
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$8,723	$680	$328	$82	$355
Provisional pricing mark-to-market	126	38	24	5	(12)
Silver streaming amortization	—	—	39	—	—
Gross after provisional pricing and streaming impact	8,849	718	391	87	343
Treatment and refining charges	(22)	(4)	(12)	(2)	(21)
Net	$8,827	$714	$379	$85	$322
Consolidated ounces/pounds sold (1)(2)	2,822	159	13	97	285
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$3,091	$4.29	$25.88	$0.85	$1.24
Provisional pricing mark-to-market	45	0.24	1.87	0.05	(0.04)
Silver streaming amortization	—	—	3.04	—	—
Gross after provisional pricing and streaming impact	3,136	4.53	30.79	0.90	1.20
Treatment and refining charges	(8)	(0.02)	(0.99)	(0.02)	(0.07)
Net	$3,128	$4.51	$29.80	$0.88	$1.13
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)The Company sold 72 thousand tonnes of copper, 44 thousand tonnes of lead, and 129 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
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Conference Call Information
A conference call will be held on Thursday, July 23, 2026 at 5:30 p.m. Eastern Daylight Time (3:30 p.m. Mountain Daylight Time), which is 7:30 a.m. Australian Eastern Standard Time on Friday, July 24, 2026. A replay of the webcast will be available on the Company’s website.
Webcast Details
Title: Newmont Second Quarter 2026 Results Conference Call
Attendee URL: https://events.q4inc.com/attendee/353898444
Analyst Registration for Q&A: https://events.q4inc.com/analyst/353898444?pwd=0se8BdaL

The webcast materials will be available July 23, 2026, after North American markets close, under the “Investor Relations” section of the Company’s website. Additionally, the conference call will be archived for a limited time on the Company’s website.
About Newmont
Newmont is the world’s leading gold company and a producer of copper, zinc, lead, silver and molybdenum, providing the metals the world needs for today and tomorrow. Founded in 1921 and publicly traded since 1925, Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social, and governance practices. At Newmont, our purpose is to unearth value sustainably to advance lives. To learn more, visit www.newmont.com.

Investor Contact - Global

Neil Backhouse	investor.relations@newmont.com

Investor Contact - Asia Pacific

Clare Kasperzak	apac.investor.relations@newmont.com

Media Contact - Global

Shannon Brushe	globalcommunications@newmont.com

Media Contact - Asia Pacific

Rosalie Cobai	australiacommunications@newmont.com

NEWMONT SECOND QUARTER 2026 RESULTS | NEWS RELEASE         32

Cautionary Statement Regarding Forward Looking Statements, Including Outlook Assumptions, and Notes:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” "pending" or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook and average future production; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding project development, including, without limitation, Tanami Expansion 2, Cadia Panel Caves, Red Chris Block Cave, Nearshore Barrier at Lihir, or the Cerro Negro Expansion project, including with respect to timeline, mine life, production, and capital costs; (v) expectations regarding share and debt repurchases; (vi) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies, productivity improvements, and future cash flow enhancements, (vii) expectations regarding Newmont’s core portfolio; (viii) expectations regarding future investments or divestitures; (ix) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends and future share repurchases; (x) expectations regarding exploration, including timeline, growth potential, opportunities and costs, and future reserve and resource development; and (xi) other financial and operating outlook, including, without limitation, 2026 Guidance and other future operating, reclamation, remediation and financial metrics. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to U.S. dollar and Canadian dollar to U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Uncertainties include those relating to general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, and impacts of changes in interest rates. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Uncertainties in geopolitical conditions could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities.
Future dividends beyond the dividend payable on September 28, 2026 to holders of record at the close of business on September 3, 2026 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and are non-binding. The Capital Allocation Framework is provided for illustrative purposes and remains non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board.
Investors are also cautioned that the extent to which the Company repurchases its shares under the authorized share repurchase program, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The share repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full authorized program amount.
For a more detailed discussion of such risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (the “SEC”) on, or about, February 19, 2026, under the heading “Risk Factors", and other factors identified in the Company's reports filed with the SEC, available on the SEC website or at www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk. Investors are also encouraged to review our Form 10-Q for the quarter ended June 30, 2026, as filed on July 23, 2026.
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